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                                                                    EXHIBIT 99.1
                                                                   Press Release

[UNITEDAUTO GROUP, LOGO]


                         [UNITEDAUTO GROUP, LETTERHEAD]



FOR IMMEDIATE RELEASE

        UNITEDAUTO GROUP ANNOUNCES RESIGNATION OF OUTSIDE BOARD MEMBER -
          MARSHALL S. COGAN; NUMBER OF DIRECTORS REDUCED FROM 12 TO 11

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DETROIT, MI, April 24, 2001 - UnitedAuto Group, Inc. (NYSE: UAG), a leading publicly traded automotive retailer and a member of the FORTUNE 500, announced today that Marshall S. Cogan has resigned from its Board of Directors. With Mr. Cogan's resignation, which is effective immediately, the Company now has eleven directors.

Mr. Cogan served as Chairman of the Board and Chief Executive Officer of the Company from April 1997 to May 3, 1999 and served as Vice Chairman of the Board of the Company from 1990 to April 1997; he has been a Director since 1990.

UnitedAuto Chairman Roger S. Penske, commenting on Mr. Cogan's past contributions, stated, "Marshall conceived of the concept for UnitedAuto, and pioneered the consolidation of retail automobile dealerships in the United States. He led the company through its early days to its emergence as a leading publicly traded auto retailer and a substantial force in the industry. Marshall Cogan made significant contributions to our company, our employees and the industry."

Mr. Cogan, citing personal reasons for his decision to retire from the Board, remains active on the Boards of Foamex International, Inc., the New York Museum of Modern Art, the Boston Latin School, the New York University Medical Center, the American Friends of the Israel Museum as well as on several committees of Harvard University.

UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships, as well as from strategic acquisitions, operates 121 franchises in 18 states, Puerto Rico and Brazil. UnitedAuto dealerships sell new and used vehicles, and market a complete line of after-market automotive products and services.

Statements in this press release may include forward-looking statements. These forward-looking statements should be evaluated together with additional information about UnitedAuto's business markets, conditions and other uncertainties which are contained in UnitedAuto's filings with the Securities and Exchange Commission and which are incorporated into this press release by reference.